UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2011

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 610-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

ITEM 8.01.	Other Events.

Pursuant to the ongoing global partnership redemption and compensation restructuring program of BGC Partners, Inc. (the “Company”), participating partners in BGC Holdings, L.P. (“BGC Holdings”) generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in BGC Holdings limited partnership units and to other contractual modifications sought by the Company. Also as part of this program, BGC Holdings generally redeems BGC Holdings limited partnership units and founding/working partner units for cash and/or other units, and the Company grants exchangeability to certain units. At the same time, the Company generally sells shares of Class A common stock under its registered controlled equity offerings.

In connection with the program, the Company granted exchangeability to 2.3 million limited partnership units and 1.6 million founding/working partner units during the month of April 2011. In connection with the program, BGC Holdings agreed to redeem 901,673 exchangeable limited partnership units and 294,628 exchangeable founding/working partner units at the volume weighted-average sales price per share of the Company’s Class A common stock during May 2011, less 2.00%. From April 1, 2011 through July 5, 2011, the Company sold an aggregate of 985,000 shares of Class A common stock for aggregate net proceeds of $7.5 million under its current controlled equity offering.

On July 5, 2011, BGC Holdings assigned its obligation to redeem the 901,673 exchangeable limited partnership units and the 294,628 exchangeable founding/working partner units to a new non-executive employee of the Company who transferred to the Company from Cantor Fitzgerald, L.P. (“Cantor”) and wanted to make an investment in BGC Holdings in connection with his new position. The amount that the purchasing employee paid for each unit was approximately $8.36, which was the volume weighted-average sales price per share of the Company’s Class A common stock during May 2011, less 2.00%, for an aggregate purchase price of $10.0 million. Cantor approved the grant of exchange rights to founding partner units in connection with the program, as well as the sale of the exchangeable founding partner units to the new employee. Certain of the selling partners will be expected to use the proceeds from the sale of their exchangeable units to the new employee to repay any outstanding loans to, or credit enhanced by, Cantor.

The purchase of the exchangeable units by the new employee was funded in part by an $8.0 million bridge loan from Cantor. The Company and Cantor expect the Cantor bridge loan will be replaced as soon as practicable by third-party financing, which Cantor will guarantee in part and/or pursuant to which the units and/or shares underlying the units will be pledged. The bridge loan carries an interest rate of 3.79% per annum and is payable on demand. The Company also made a $440,000 loan to the employee. The Company loan is payable on demand and bears interest at the higher of 3.27% per annum or the three-month LIBOR rate plus 2.25%, as adjusted quarterly.

The Audit and Compensation Committees of the Company’s Board of Directors approved the foregoing transactions.

The new employee’s acquisition of the exchangeable units was, and his acquisition, if any, of shares of the Company’s Class A common stock upon exchange of the exchangeable units will be, transactions exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BGC Partners, Inc.

Date: July 7, 2011	By:	/s/ Howard W. Lutnick
		Name:	Howard W. Lutnick
		Title:	Chairman and Chief Executive Officer